Investor Relations Contact:
Michael Picariello, Commvault
732-728-5380
ir@commvault.com

Media Relations Contact:
Leo Tignini, Commvault
732-728-5378
ltignini@commvault.com

Commvault Sets Fiscal Q4 Revenue Record
-- Commvault ends fiscal year strong, overachieves on both fourth quarter revenue and earnings expectations --
-- Record total quarterly revenue of $159.6 million; third straight quarter of sequential growth --
-- The move to the cloud acts as a major catalyst for growth --

Fourth Quarter and Fiscal 2016 Highlights Include:

	Fourth Quarter	Fiscal 2016
GAAP Results:
Revenues	$159.6 million	$595.1 million
Income from Operations (EBIT)	$9.3 million	$2.0 million
EBIT Margin	5.8%	0.3%
Diluted Earnings Per Share	$0.13	$0.00

Non-GAAP Results:
Income from Operations (EBIT)	$26.2 million	$67.3 million
EBIT Margin	16.4%	11.3%
Diluted Earnings Per Share	$0.36	$0.91

TINTON FALLS, N.J. – May 3, 2016 – Commvault [NASDAQ: CVLT] today announced its financial results for the fourth quarter and fiscal year ended March 31, 2016.

N. Robert Hammer, Commvault's Chairman, President and CEO stated, “We delivered record quarterly revenue of $159.6 million, representing constant currency growth of 8% over the prior year quarter and 3% sequentially.  Operating performance for the fourth quarter was highlighted by non-GAAP operating profit of $26.2 million, representing increases of 29% year-over-year and 25% sequentially.  Our customers continue to embrace our market-leading integrated solutions, particularly those that enable customers to manage the transition to the cloud.  Our industry leading technology coupled with solid sales execution continue to give us increased confidence in our future. In addition, our latest software release has been very well received by the market, in particular for our platform and expanded cloud functionality, and is expected to drive momentum into fiscal 2017. We remained opportunistic during the fourth fiscal quarter, repurchasing a total of $56.9 million of our common stock."

Total revenues for the fourth quarter of fiscal 2016 were $159.6 million, an increase of 6% year-over-year, an increase of 2% sequentially and an increase of 8% on a year-over-year constant currency basis. Software revenue in the fourth quarter of fiscal 2016 was $73.3 million, an increase of 5% year-over-year, an increase of 3% sequentially and an increase of 6% on a year-over-year constant currency basis. Services revenue in the fourth quarter of fiscal 2016 was $86.2 million, an increase of 7% year-over-year, an increase of 2% sequentially and an increase of 9% on a year-over-year constant currency basis.

For the full fiscal year, total revenues were $595.1 million, a decrease of 2% from fiscal 2015. On a constant currency basis, total revenues for the full fiscal year increased 3% over fiscal 2015. Software revenue for the full fiscal year was $258.8 million, a decrease of 9% from fiscal 2015. On a constant currency basis, software revenue for the full fiscal year decreased 4%. Services revenue for the full fiscal year was $336.3 million, an increase of 4% from fiscal 2015. On a constant currency basis, services revenue for the full fiscal year increased 9%.

On a GAAP basis, income from operations (EBIT) increased 95% to $9.3 million for the fourth quarter compared to $4.8 million in the same period of the prior year. Non-GAAP income from operations (EBIT) increased to $26.2 million in the fourth quarter of fiscal 2016 compared to $20.3 million in the fourth quarter of the prior year.

On a GAAP basis, income from operations (EBIT) for the full fiscal year was $2.0 million. Non-GAAP income from operations (EBIT) decreased to $67.3 million in fiscal 2016 compared to $104.7 million in fiscal 2015.

For the fourth quarter of fiscal 2016, Commvault reported net income of $5.8 million. Non-GAAP net income for the quarter increased to $16.6 million, or $0.36 per diluted share, from $12.8 million, or $0.27 per diluted share, in the same period of the prior year.

For the full fiscal year, Commvault reported a net income of $0.1 million. Non-GAAP net income for the full fiscal year decreased to $42.4 million, or $ 0.91 per diluted share, from $66.0 million, or $1.40 per diluted share, in fiscal 2015.

Operating cash flow totaled $37.2 million for the fourth quarter of fiscal 2016 which was an increase of $1.2 million, or 3%, compared to the fourth quarter of fiscal 2015. For the full fiscal year, operating cash flow was $84.4 million, compared to $123.8 million for fiscal 2015. Total cash and short-term investments were $387.2 million as of March 31, 2016 compared to $387.6 million as of March 31, 2015. During the fiscal fourth quarter, Commvault repurchased $56.9 million of our common stock (1.60 million shares) bringing our fiscal 2016 total repurchases to $91.5 million (2.56 million shares). As of May 3, 2016, there is $93.1 million available under the share repurchase program that currently expires on March 31, 2017. We made no borrowings against our line of credit during fiscal 2016.

A reconciliation of GAAP to non-GAAP results has been provided in Financial Statement Table IV included in this press release. An explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”

Recent Business Highlights:

•
On March 15, 2016, Commvault announced that it teamed up with Forsythe Hosting Solutions and Hitachi Data Systems to provide a new, enterprise-class, hybrid cloud-capable backup and recovery as a service (BaaS) solution for enterprises looking to offload day-to-day backup and recovery responsibilities from in-house staff. The solution combines Commvault's next-generation software and data platform, Hitachi Data Systems' software-defined infrastructure solutions, and Forsythe's hosting and managed services.

•
On March 9, 2016, Commvault announced that it launched Commvault Remote Managed Services to give customers the option of supporting and managing Commvault software environments through Commvault's dedicated Remote Managed Services team. This offering is also available through Commvault partners.

•
On March 9, 2016, Commvault also announced new innovations to the Commvault Data Platform to further provide customers with a holistic, highly-scalable, and cost-efficient means of storing, accessing and recovering business-critical data on-premise and in the cloud. The new innovations include extended hypervisor support, a scale-out storage option on commodity hardware, newly available of APIs that extend open access to the Commvault Data Platform, and expanded coverage and support for the Commvault IntelliSnap ecosystem. Commvault also announced technology enhancements to its market-leading Commvault integrated solutions portfolio designed to help enterprises better support and manage ‘big data’ initiatives leveraging big data environments such as Hadoop, Greenplum and GPFS.

•
On March 1, 2016, at the largest healthcare industry trade show - HIMMS, Commvault launched Commvault Clinical Archive to modernize the way healthcare organizations manage, migrate and share clinical data; the first solution that can address data management in both the clinical and business sides of healthcare on a single platform. Following Commvault’s strategic investment in Laitek, a pioneer in rapid data migration and storage services for PACS replacements, Commvault developed a solution built on the Commvault Data Platform and Laitek’s Semperdata™ platform. With the announcement of Commvault Clinical Archive, Commvault delivered on its commitment to launch industry-specific offerings, with healthcare as a first area of focus.

Use of Non-GAAP Financial Measures
Commvault has provided in this press release the following non-GAAP financial measures: non-GAAP income from operations, non-GAAP income from operations margin, non-GAAP net income and non-GAAP diluted earnings per share. This selected financial information has not been prepared in accordance with GAAP. Commvault uses these non-GAAP financial measures internally to understand, manage and evaluate its business and make operating decisions. In addition, Commvault believes these non-GAAP operating measures are useful to investors, when used as a supplement to GAAP financial measures, in evaluating Commvault’s ongoing operational performance. Commvault believes that the use of these non-GAAP financial measures provide an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Commvault’s industry, many of which present similar non-GAAP financial measures to the investment community. Finally, Commvault has provided software, services and total revenues on a constant currency basis. Commvault analyzes revenue growth on a constant currency basis in order to provide a comparable framework for assessing how the business performed excluding the effect of foreign currency fluctuations.

All of these non-GAAP financial measures should be considered as a supplement to, and not as a substitute for or superior to, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which are provided in Table IV included in this press release.

Non-GAAP income from operations and non-GAAP income from operations margin. These non-GAAP financial measures exclude noncash stock-based compensation charges and additional FICA and related payroll tax expense incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards. In fiscal 2015, Commvault also excluded certain expenses related to its planned move into a new corporate campus headquarters. Commvault believes that these non-GAAP financial measures are useful metrics for management and investors because they compare Commvault’s core operating results over multiple periods. When evaluating the performance of Commvault’s operating results and developing short and long term plans, Commvault does not consider such expenses. Although noncash stock-based compensation and the additional FICA and related payroll tax expenses are necessary to attract and retain employees, Commvault places its primary emphasis on stockholder dilution as compared to the accounting charges related to such equity compensation plans. In addition, because of the varying available valuation methodologies, subjective assumptions such as volatility, which are outside of Commvault’s control and the variety of awards that companies can issue, Commvault believes that providing non-GAAP financial measures that exclude noncash stock-based compensation expense and the additional FICA and related payroll tax expenses incurred on stock option exercises and vesting of restricted stock awards allow investors to make meaningful comparisons between Commvault’s operating results and those of other companies.

There are a number of limitations related to the use of non-GAAP income from operations and non-GAAP income from operations margin. The most significant limitation is that these non-GAAP financial measures exclude certain operating costs, primarily related to noncash stock-based compensation, which is of a recurring nature. Noncash stock-based compensation has been, and will continue to be for the foreseeable future, a significant recurring expense in Commvault’s operating results. In addition, noncash stock-based compensation is an important part of Commvault’s employees’ compensation and can have a significant impact on their performance. Lastly, the components Commvault excludes in its non-GAAP financial measures may differ from the components that its peer companies exclude when they report their non-GAAP financial measures.

Commvault’s management generally compensates for limitations described above related to the use of non-GAAP financial measures by providing investors with a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure. Further, Commvault management uses non-GAAP financial measures only in addition to, and in conjunction with, results presented in accordance with GAAP.

Non-GAAP net income and non-GAAP diluted EPS. Non-GAAP net income excludes noncash stock-based compensation, the additional FICA and related payroll tax expenses incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards, and in fiscal 2015 certain expenses related to the move into a new corporate campus headquarters. In fiscal 2016, Commvault has also excluded its share of earnings from its equity method investment. In addition, non-GAAP net income and non-GAAP diluted EPS incorporate a non-GAAP effective tax rate of 37% in fiscal 2016 and fiscal 2015.

Commvault anticipates that in any given period its non-GAAP tax rate may be either higher or lower than the GAAP tax rate as evidenced by historical fluctuations. On an annual basis, the GAAP tax rate over the prior two fiscal years was 34% for fiscal 2015 and 37% for fiscal 2014. The fiscal 2016 tax rate is not a meaningful percentage due to the dollar amount of GAAP pre-tax income. The cash tax rate over the past two fiscal years is estimated to be 26% for fiscal 2015 and 18% for fiscal 2014. Cash taxes paid in fiscal 2016 have declined compared to fiscal 2015 and fiscal 2014. Commvault defines its cash tax rate as the total amount of cash income taxes payable for the fiscal year divided by consolidated GAAP pre-tax income. Over the next few years, Commvault believes its GAAP and cash tax rates will align.

Commvault measured itself to non-GAAP tax rates of 37% in fiscal 2016 and will continue to measure itself to a non-GAAP tax rate of 37% in fiscal 2017. Commvault believes that the use of a non-GAAP tax rate is a useful measure as it allows management and investors to compare its operating results on a more consistent basis over the multiple periods presented in its earnings release without the impact of significant variations in the tax rate as more fully described above. Non-GAAP EPS is derived from non-GAAP net income divided by the weighted average shares outstanding on a fully diluted basis.

Commvault considers non-GAAP net income and non-GAAP diluted EPS useful metrics for Commvault management and its investors for the same basic reasons that Commvault uses non-GAAP income from operations and non-GAAP income from operations margin. In addition, the same limitations as well as management actions to compensate for such limitations described above also apply to Commvault’s use of non-GAAP net income and non-GAAP EPS.

Conference Call Information
Commvault will host a conference call today, May 3, 2016, at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time) to discuss its financial results. To access this call, dial (877) 731-3955 (domestic) or (530) 379-4681 (international). Investors can also access the webcast by visiting www.commvault.com. The live webcast and replay will be hosted under the "Events" section of the website. An archived webcast of this conference call will also be available following the call.

About Commvault

Commvault is a leading provider of data protection and information management solutions, helping companies worldwide activate their data to drive more value and business insight and to transform modern data environments. With solutions and services delivered directly and through a worldwide network of partners and service providers, Commvault solutions comprise one of the industry’s leading portfolios in data protection and recovery, cloud, virtualization, archive, file sync and share. Commvault has earned accolades from customers and third party influencers for its technology vision, innovation, and execution as an independent and trusted expert. Without the distraction of a hardware business or other business agenda, Commvault’s sole focus on data management has led to adoption by companies of all sizes, in all industries, and for solutions deployed on premise, across mobile platforms, to and from the cloud, and provided as-a-service. Commvault employs more than 2,000 highly skilled individuals across markets worldwide, is publicly traded on NASDAQ (CVLT), and is headquartered in Tinton Falls, New Jersey in the United States. To learn more about Commvault — and how it can help make your data work for you — visit commvault.com.

Safe Harbor Statement

This press release may contain forward-looking statements, including statements regarding financial projections, which are subject to risks and uncertainties, such as competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of software products and related services, general economic conditions, outcome of litigation and others. For a discussion of these and other risks and uncertainties affecting Commvault's business, see "Item IA. Risk Factors" in our annual report in Form 10-K and "Item 1A. Risk Factors" in our most recent quarter report in Form 10-Q. Statements regarding Commvault’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results. Commvault does not undertake to update its forward-looking statements. The development and timing of any product release as well as any of its features or functionality remain at our sole discretion.

©1999-2016 Commvault Systems, Inc. All rights reserved. Commvault, Commvault and logo, the "C hexagon” logo, Commvault Systems, Solving Forward, SIM, Singular Information Management, OnePass, Commvault Galaxy, Unified Data Management, QiNetix, Quick Recovery, QR, CommNet, GridStor, Vault Tracker, InnerVault, Quick Snap, QSnap, IntelliSnap, Recovery Director, CommServe, CommCell, ROMS, Commvault Edge, and CommValue are trademarks or registered trademarks of Commvault Systems, Inc. All other third party brands, products, service names, trademarks, or registered service marks are the property of and used to identify the products or services of their respective owners. All specifications are subject to change without notice.

Table I

Commvault Systems, Inc.

Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Year Ended March 31,
	2016	2015	2016	2015
Revenues:
Software	$73,344	$70,052	$258,793	$283,254
Services	86,221	80,683	336,333	324,289
Total revenues	159,565	150,735	595,126	607,543
Cost of revenues:
Software	790	608	2,385	2,442
Services	20,007	20,306	80,327	79,626
Total cost of revenues	20,797	20,914	82,712	82,068
Gross margin	138,768	129,821	512,414	525,475
Operating expenses:
Sales and marketing	89,652	86,047	352,669	335,980
Research and development	18,411	16,800	69,287	64,143
General and administrative	19,131	19,713	78,848	78,063
Depreciation and amortization	2,275	2,492	9,611	8,505
Total operating expenses	129,469	125,052	510,415	486,691
Income from operations	9,299	4,769	1,999	38,784
Interest expense	(241)	(219)	(933)	(665)
Interest income	275	181	862	773
Equity in loss of affiliate	(83)	—	(83)	—
Income before income taxes	9,250	4,731	1,845	38,892
Income tax expense	3,456	1,379	1,709	13,242
Net income	$5,794	$3,352	$136	$25,650
Net income per common share:
Basic	$0.13	$0.07	$0.00	$0.56
Diluted	$0.13	$0.07	$0.00	$0.54
Weighted average common shares outstanding:
Basic	44,615	45,017	45,159	45,464
Diluted	45,787	46,626	46,489	47,222

Table II

Commvault Systems, Inc.

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31,	March 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$288,107	$337,673
Short-term investments	99,072	49,936
Trade accounts receivable, net	113,429	117,716
Prepaid expenses and other current assets	16,769	20,084
Total current assets	517,377	525,409

Deferred tax assets, net	49,976	41,045
Property and equipment, net	135,904	140,208
Equity method investment	4,579	—
Other assets	6,737	6,804
Total assets	$714,573	$713,466

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$309	$860
Accrued liabilities	69,678	72,757
Deferred revenue	194,977	184,312
Total current liabilities	264,964	257,929

Deferred revenue, less current portion	49,889	45,423
Other liabilities	3,452	3,104

Total stockholders’ equity	396,268	407,010
Total liabilities and stockholders’ equity	$714,573	$713,466

Table III

Commvault Systems, Inc.

Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,		Year Ended March 31,
	2016	2015	2016	2015
Cash flows from operating activities
Net income	$5,794	$3,352	$136	$25,650
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,670	2,814	11,179	9,046
Noncash stock-based compensation	16,680	15,162	64,196	60,663
Excess tax benefits from stock-based compensation	(401)	(836)	(6,664)	(5,057)
Deferred income taxes	(1,452)	2,269	(9,332)	4,072
Equity in loss of affiliate	83	—	83	—
Changes in operating assets and liabilities:
Trade accounts receivable	1,693	(6,626)	3,879	(6,581)
Prepaid expenses and other current assets	569	(1,224)	3,414	(11,907)
Other assets	(174)	651	(571)	1,229
Accounts payable	171	(313)	(454)	(267)
Accrued liabilities	(2,048)	7,128	1,972	13,221
Deferred revenue	13,333	14,376	16,317	35,818
Other liabilities	261	(771)	258	(2,040)
Net cash provided by operating activities	37,179	35,982	84,413	123,847
Cash flows from investing activities
Purchase of short-term investments	(26,836)	(12,475)	(99,071)	(68,933)
Proceeds from maturity of short-term investments	12,474	12,495	49,935	43,973
Purchase of equity method investment	(86)	—	(4,662)	—
Purchases for corporate campus headquarters	—	(8,989)	(2,111)	(59,297)
Purchase of property and equipment	(1,273)	(2,042)	(6,280)	(5,784)
Net cash used in investing activities	(15,721)	(11,011)	(62,189)	(90,041)
Cash flows from financing activities
Repurchase of common stock	(56,897)	—	(91,477)	(155,125)
Debt issuance costs	—	—	—	(1,262)
Proceeds from stock-based compensation plans	5,065	5,633	14,843	17,690
Excess tax benefits from stock-based compensation	401	836	6,664	5,057
Net cash provided by (used in) financing activities	(51,431)	6,469	(69,970)	(133,640)
Effects of exchange rate — changes in cash	1,684	(8,713)	(1,820)	(20,226)
Net increase (decrease) in cash and cash equivalents	(28,289)	22,727	(49,566)	(120,060)
Cash and cash equivalents at beginning of period	316,396	314,946	337,673	457,733
Cash and cash equivalents at end of period	$288,107	$337,673	$288,107	$337,673

Table IV

Commvault Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Year Ended March 31,
	2016	2015	2016	2015
Non-GAAP financial measures and reconciliation:
GAAP income from operations	$9,299	$4,769	$1,999	$38,784
Noncash stock-based compensation (1)	16,680	15,162	64,196	60,663
FICA and related payroll tax expense on stock option exercises and vesting on restricted stock awards (2)	261	368	1,151	1,143
Adjustment to exclude expenses related to corporate campus headquarters relocation (3)	—	—	—	4,141
Non-GAAP income from operations	$26,240	$20,299	$67,346	$104,731

GAAP net income	$5,794	$3,352	$136	$25,650
Noncash stock-based compensation (1)	16,680	15,162	64,196	60,663
FICA and related payroll tax expense on stock option exercises and vesting on restricted stock awards (2)	261	368	1,151	1,143
Adjustment to exclude expenses related to corporate campus headquarters relocation (3)	—	—	—	4,141
Equity in loss of affiliate (4)	83	—	83	—
Non-GAAP provision for income taxes adjustment (5)	(6,265)	(6,118)	(23,182)	(25,549)
Non-GAAP net income	$16,553	$12,764	$42,384	$66,048

Diluted weighted average shares outstanding	45,787	46,626	46,489	47,222
Non-GAAP diluted net income per share	$0.36	$0.27	$0.91	$1.40

	Three Months Ended March 31, 2016		Year Ended March 31, 2016
	Sequential	Year Over Year	Year Over Year
Non-GAAP software revenue reconciliation
GAAP software revenue	$73,344	$73,344	$258,793
Adjustment for currency impact	231	956	12,359
Non-GAAP software revenue on a constant currency basis (6)	$73,575	$74,300	$271,152

	Three months ended March 31, 2016		Year Ended March 31, 2016
	Sequential	Year Over Year	Year Over Year
Non-GAAP services revenue reconciliation
GAAP services revenue	$86,221	$86,221	$336,333
Adjustment for currency impact	451	1,759	16,320
Non-GAAP services revenue on a constant currency basis (6)	$86,672	$87,980	$352,653

	Three Months Ended March 31, 2016		Year Ended March 31, 2016
	Sequential	Year Over Year	Year Over Year
Non-GAAP total revenue reconciliation
GAAP total revenues	$159,565	$159,565	$595,126
Adjustment for currency impact	682	2,715	28,679
Non-GAAP total revenues on a constant currency basis (6)	$160,247	$162,280	$623,805

Footnotes - Adjustments

(1)	Represents noncash stock-based compensation charges associated with stock options, restricted stock units granted and our Employee Stock Purchase Plan. Those amounts are represented as follows:

	Three Months Ended March 31,		Year Ended March 31,
	2016	2015	2016	2015
Cost of services revenue	$848	$744	$3,106	$2,930
Sales and marketing	7,546	6,713	28,557	26,853
Research and development	1,834	1,624	6,722	5,908
General and administrative	6,452	6,081	25,811	24,972
Stock-based compensation expense	$16,680	$15,162	$64,196	$60,663

(2)	Represents additional FICA and related payroll tax expenses incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards.

(3)
Commvault completed the move of its Global Corporate Headquarters in fiscal 2015.  In connection with this planned move, the Company incurred certain non-routine expenses that management has concluded are not representative of the ongoing business. As a result, these expenses have been excluded from non-GAAP results in order to understand, manage and evaluate the business and make operating decisions.  These expenses include the lease termination charge related to the previous headquarters location, accelerated depreciation on assets associated with the previous location and moving related expenses.

(4)	Represents Commvault's share of loss from its investment in Laitek, Inc.

(5)	The provision for income taxes is adjusted to reflect Commvault’s estimated non-GAAP effective tax rate of approximately 37% in fiscal 2016 and fiscal 2015.

(6)
Revenues on a constant currency basis are calculated using the average foreign exchange rates from a previous period and applying these rates to foreign-denominated revenues in the corresponding period during fiscal 2016. The difference between revenue calculated based on these foreign exchange rates and revenues calculated in accordance with GAAP is listed as adjustment for currency impact in the table above.